Exhibit 99.1
FOR IMMEDIATE RELEASE
Date: July 27, 2007
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 4th QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended June 30, 2007 totaled $140,000, or $0.38 per diluted share, compared to net income of $261,000, or $0.70 per diluted share, for the quarter ended June 30, 2006. Net income for the fiscal year ended June 30, 2007 totaled $698,000, or $1.87 per diluted share, compared to net income totaling $1.0 million, or $2.71 per diluted share for the fiscal year ended June 30, 2006.
Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended June 30, 2007. The dividend will be payable August 16, 2007 to shareholders of record as of August 6, 2007.
Annualized return on average assets and annualized return on average equity during the quarter ended June 30, 2007 were .45% and 4.11%, respectively compared to .79% and 7.89%, respectively, for the comparable prior year quarter. For the fiscal year ended June 30, 2007, annualized return on average assets was .56% and annualized return on average equity was 5.15%, compared to .76% and 7.78%, respectively, for the fiscal year ended June 30, 2006.
Net interest income decreased $146,000 to $1.14 million in the quarter ended June 30, 2007 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to a decrease in interest rate spread to 3.42% for the quarter ended June 30, 2007 from 3.79% for the prior year period. The average balance of interest earning assets also decreased to $119.8 million for the quarter ended June 30, 2007 compared to $124.4 million for the prior year quarter.
For the fiscal year ended June 30, 2007 net interest income decreased $444,000 to $4.73 million. The decrease in net interest income in the current fiscal year was also primarily the result of a decrease in interest rate spread to 3.58% compared to 3.80% in the prior year period.
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Non-interest income decreased $69,000 to $164,000 in the quarter ended June 30, 2007 from $233,000 in the quarter ended June 30, 2006. The primary factors for the decrease in non-interest income were a $25,000 decrease in deposit related fees, a $21,000 decrease in loan fees and service charges, a $15,000 decrease in gain on the sale of loans offset by a $9,000 increase in commission income. Non-interest income in the prior year quarter was also increased by an $18,000 gain from additional proceeds received on the sale of Midland Federal’s investment in Intrieve, Incorporated (“Intrieve”), Midland Federal’s data processing provider.
For the fiscal year ended June 30, 2007 non-interest income decreased $143,000 to $756,000 compared to the prior year. The primary factors for the decrease in non-interest income were a $110,000 decrease in deposit related fees and an $80,000 decrease in loan fees and service charges offset by a $35,000 increase in gain on the sale of loans, a $24,000 recovery of data communication charges billed in error and a $16,000 increase in commission income. Non-interest income in the 2006 fiscal year was also increased as a result of a $35,000 gain from additional proceeds received on the sale of Midland Federal’s investment in Intrieve.
Non-interest expense decreased $38,000 to $1.09 million in the quarter ended June 30, 2007 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $27,000 decrease in staffing costs.
For the fiscal year ended June 30, 2007 non-interest expense decreased $117,000 to $4.43 million compared to the prior year. The primary factors for the decrease in non-interest expense in the current fiscal year were a $58,000 decrease in staffing costs, a $22,000 decrease in computer software and support expense and an $11,000 decrease in data processing fees offset by a $22,000 increase in office occupancy expense. The decrease in staffing costs is primarily attributed to a $38,000 decrease in payroll expenses and a $20,000 decrease in loan origination commissions due to a decrease in lending volume.
Non-performing assets were .41% of total assets at June 30, 2007 and consisted of $511,000 in non-performing loans compared to $327,000 in non-performing loans, or .25% of total assets, at June 30, 2006. Non-accruing loans at June 30, 2007 consisted of $484,000 in one-to-four family residential mortgage loans and $27,000 in non-mortgage loans. The allowance for loan losses increased $4,000 during fiscal 2007 due to net recoveries and amounted to $420,000, or 0.49% of total loans, at June 30, 2007. The Company made no loan loss provisions during the fiscal year ended June 30, 2007. At June 30, 2007 the Company’s ratio of allowance for loan losses to non-performing loans was 82.22% compared to 127.27% at June 30, 2006.
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At June 30, 2007 the Company’s assets totaled $124.9 million, compared to total assets of $130.8 million at June 30, 2006. Net loans receivable decreased $7.7 million to $84.9 million at June 30, 2007. Total deposits decreased $6.3 million to $109.7 million at June 30, 2007 from $116.0 million at June 30, 2006. The net decrease in deposits is primarily attributed to increased competition for deposit accounts in the current interest rate environment.
Stockholders’ equity in the Company totaled $13.7 million at June 30, 2007 resulting in a book value per common share of $36.80 based upon 372,600 shares outstanding. At June 30, 2007 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.85% and a risk-based capital ratio of 21.30%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
Unaudited

SELECTED FINANCIAL CONDITION DATA:	June 30, 2007	June 30, 2006

Total assets	$124,892,754	130,817,349
Loans receivable, net	84,856,618	92,544,573
Mortgage-backed securities	1,474,504	1,684,228
Cash and cash equivalents	13,455,836	11,259,904
Investment securities	21,126,608	21,021,975
Deposits	109,744,662	115,971,229
Stockholders’ equity	13,710,474	13,296,084

PER SHARE DATA:
Book value per common share at period end	$36.80	35.68

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.60%	.35%
Non-performing assets to total assets	.41%	.25%
Allowance for loan losses to non-performing loans	82.22%	127.27%
Allowance for loan losses to total loans	.49%	.45%

SELECTED OPERATIONS DATA:	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Total interest income	$1,676,941	1,738,509	6,802,831	6,820,757
Total interest expense	542,206	457,844	2,076,906	1,650,610

Net interest income	1,134,735	1,280,665	4,725,925	5,170,147
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,134,735	1,280,665	4,725,925	5,170,147

Non-interest income	163,705	232,686	756,162	899,309
Non-interest expense	1,085,339	1,123,546	4,425,352	4,542,438

Income before income taxes	213,101	389,805	1,056,735	1,527,018
Income tax expense	72,606	129,070	359,185	515,722

Net income	140,495	260,735	697,550	1,011,296

PER SHARE DATA:
Earnings per basic share	$.38	.70	1.87	2.71
Earnings per diluted share	$.38	.70	1.87	2.71
Dividends declared per common share	$.24	.22	.96	.88

SELECTED OPERATING RATIOS:
Annualized return on average assets	.45%	.79%	.56%	.76%
Annualized return on average equity	4.11%	7.89%	5.15%	7.78%
Annualized operating expenses to average total assets	3.48%	3.42%	3.52%	3.41%
Interest rate spread during the period	3.42%	3.79%	3.58%	3.80%
Net interest margin	3.79%	4.09%	3.92%	4.06%
Average interest-earning assets to average interest-bearing liabilities	120.16%	120.03%	119.94%	119.67%